Exhibit 99.1

      Rogers Corporation Reports Record Fourth Quarter and Yearly Results

     ROGERS, Conn.--(BUSINESS WIRE)--Feb. 21, 2007--Rogers Corporation (NYSE:ROG) announced today that final GAAP earnings for the fourth quarter of 2006 were $0.72 per diluted share which compares to fourth quarter 2005 earnings of $0.62 per share. Net sales for the quarter were $122.7 million, up 25% compared to the $98.0 million in the fourth quarter of 2005. For the full year, Rogers had record sales of $454.6 million, up 28% over 2005. Earnings for the year were a record $2.69 per diluted share compared to 2005 earnings of $0.98.

     Custom Electrical Components

     The Custom Electrical Components segment had record quarterly sales of $44.2 million, up 73%, over 2005. Sales into cell phone handset applications were up considerably over last year. However, as previously announced, some new program sales in the fourth quarter did not meet initial expectations, resulting in a less than optimal manufacturing mix between the Company and its contract manufacturers. The Company expects demand for its products into the cell phone market to remain strong throughout 2007. Rogers' products are well positioned to meet the demands for slim, elegant, superior handset designs, which were once a consumer preference, but have now become the norm. Sales of power distribution components were a record for the quarter, driven by Rogers' continued success in the locomotive market. Given the continued growth in this market, the Company continues to invest in additional capacity in its Suzhou, China campus, in anticipation of future customer needs.

     Printed Circuit Materials

     Rogers' Printed Circuit Materials segment had fourth quarter sales of $41.4 million, up 5% over the fourth quarter of 2005. During the fourth quarter, increased sales into applications such as satellite TV dishes, and high-speed digital systems more than offset a sales decline in the communications infrastructure and portable communications markets. The Company expects that the current trend of expanding high-speed mobile communication installations globally, as well as strong consumer demand for increased high definition television channels, will provide ample opportunity for growth in 2007 and beyond. Rogers' advanced circuit materials are used worldwide in the majority of all "3G" or next generation cellular infrastructure systems, which provide broadband capacity speeds to wireless subscribers. Also, newer satellites, which are being launched to meet the growing consumer demand for more high definition channels through direct broadcast systems, will require consumers to replace their present systems. Rogers' circuit materials are used as part of the satellite dish on the home, and sales into this market are expected to grow significantly in 2007.

     High Performance Foams

     High performance foams revenues for the quarter were $25.5 million, up 12% over 2005. The Company's sales of high performance foams into portable communications and consumer products, as well as transportation applications are what led to the increase. Rogers' superior performing foams in applications such as sealing LCD displays and other components on cell phones, are driving increased penetration among all handset manufacturers.

     The Company is seeing increased sales and expects growing demand for applications in the ground and air transportation markets. Rogers' foam materials provide superior cushioning and gap sealing, as well as the ability to meet environmental and safety requirements within the commercial aerospace industry. In 2006, Rogers introduced new products including thinner, softer foams, as well as foams cast on adhesive, to meet customer demands.

     Other Polymer Products

     Fourth quarter sales for the Other Polymer Products segment were $11.6 million, up 12% over 2005. The Company continues to evaluate its strategic options for the businesses within this segment. Although significant progress was made during 2006, this segment continues to be a challenge, and Rogers is fully committed to working towards improving this segment's performance.

     Joint Ventures

     Quarterly sales of the Company's 50% owned joint ventures were $29.8 million, up 3% over the fourth quarter of 2005, with sales growth in circuit materials at both Rogers Chang Chun Technologies and Polyimide Laminate Systems. The urethane foam joint ventures with Inoac Corporation had flat quarter-over-quarter sales. The Company expects to see growth in sales in 2007 driven by continued penetration of foam and circuit materials into the portable communications and consumer markets.

     Rogers gross margin for the full year 2006 increased to 31% from 29% for 2005. The tax rate for the year was approximately 20%. This rate is down from previous years as the Company continues to benefit from increased profits generated in lower foreign tax jurisdictions. The Company believes that its annual effective tax rate in 2007 will be approximately 24%, as some foreign tax holidays start to expire.

     Rogers' balance sheet ended the year with a cash and short-term investment position of $82 million. Capital expenditures were approximately $23 million for the year. Rogers expects internally generated funds to cover next year's estimated capital expenditures of $45 million.

     Robert D. Wachob, President and CEO, commented, "It is a pleasure to report all-time record sales and earnings for 2006. The strategic decisions we have made over the last few years and the addition of new talent have positioned us for success well into the future. Despite some normal growing pains associated with our expansions, specifically in our China operations, the continued growth we expect in the markets we serve today should provide sustained long-term revenue increases in the coming years. To facilitate growing significantly above Rogers' historical average organic rate, we have increased our activity with respect to our New Business Development (NBD) group. One area for example, as previously announced, revolves around thermal management of high performance semiconductors. Our NBD efforts are focused on finding opportunities where Rogers can create market-leading positions with defensible technology leadership, and with growing customer demand.

     We expect the first quarter of 2007 to have sales of $108 to $112 million and profits of $0.48 to $0.52 per diluted share. Several factors are contributing to the first quarter's expected year-over-year earnings decline. They include: more than 100 additional salaried employees; the lack of an inventory build as sales are not growing; a higher tax rate; and an increase in long-term equity compensation expense. In addition, although sales are projected to be up quarter-over-quarter, unit sales are estimated to be flat. We are working towards significant improvement in the second quarter, and expect 2007 to be a year of record sales and profits."

     Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty material based products, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

     Safe Harbor Statement

     Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2005 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of February 21, 2007, and Rogers undertakes no duty to update this information unless required by law.

     Additional Information and February 22nd Conference Call

     For more information, please contact the Company directly, visit Rogers website on the Internet, or send a message by email.

     Website Address: http://www.rogerscorporation.com

     Financial News Contact: Dennis M. Loughran, Vice President Finance and Chief Financial Officer, Phone: 860-779-5508, FAX: 860-779-4714

     Editorial Contact: Edward J. Joyce, Manager of Investor and Public
Relations

     Phone: 860-779-5705, FAX: 860-779-5509,

     Email: edward.joyce@rogerscorporation.com

     A conference call to discuss fourth quarter and full year results will be held on Thursday, February 22nd at 9:00AM (Eastern Time).

     The Rogers participants in the conference call will be:

     Robert D. Wachob, President and CEO

     Dennis M. Loughran, Vice President Finance and CFO

     Robert M. Soffer, Vice President, Treasurer and Secretary

     Debra J. Granger, Vice President, Corporate Compliance and Control

     Paul B. Middleton, Corporate Controller

     Edward J. Joyce, Manager of Investor and Public Relations

     A Q&A session will immediately follow management's comments.

     To participate in the conference call, please call: 1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no passcode for the live teleconference. For playback access, please call:
1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM, Thursday March 1, 2007. The pass code for the audio replay is 9547554.

     The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

     (Financial Statements Follow)

     Consolidated Statements of Income


                                     Three Months       Year Ended
                                         Ended
(IN THOUSANDS, EXCEPT PER SHARE    Dec. 31, Jan. 1, Dec. 31,  Jan. 1,
 AMOUNTS)                            2006     2006    2006     2006
----------------------------------------------------------------------
Net Sales                          $122,699 $97,985 $454,562 $356,112
Costs and Expenses:
  Cost of Sales                      88,587  66,939  311,661  252,966
  Selling and Administrative         15,883  13,908   63,006   55,801
  Research and Development            6,378   4,826   24,364   19,959
   Impairment Charge (a)                  -   2,618   11,272   22,648
                                   -----------------------------------
Total Costs and Expenses (b)        110,848  88,291  410,303  351,374
                                   -----------------------------------
Operating Income                     11,851   9,694   44,259    4,738
   Equity income in unconsolidated
    JVs                               2,592   3,248    8,563    5,251
   Other Income/(Loss) less Other
    Charges                           1,539    (365)   3,156      886
   Interest Income/(Expense), Net       768     355    2,353      911
                                   -----------------------------------
Income Before Taxes                  16,750  12,932   58,331   11,786
  Income Taxes (Benefit)              4,077   2,681   11,875   (4,654)
                                   -----------------------------------
Net Income                          $12,673 $10,251  $46,456  $16,440
                                   -----------------------------------
Net Income Per Share:
  Basic                               $0.75   $0.63    $2.77    $1.01
  Diluted                             $0.72   $0.62    $2.69    $0.98
Shares Used in Computing:
  Basic                              16,884  16,282   16,747   16,306
  Diluted                            17,672  16,630   17,288   16,724


     (a) Fiscal year ended 2006 results include impairment charges of approximately $11.3 million related to the impairment of goodwill associated with the polyolefin foam and polymer-based industrial laminate businesses. Fiscal year ended 2005 include approximately $22.0 million of charges related to impairment of long-lived assets associated with the polyolefin foam operation and $0.6 million related to the impairment of certain idle equipment related to the high frequency materials operations.

     (b) Including Depreciation and Amortization of: 2006 - $5,313 & $19,529; 2005 - $2,195 & $16,853;


Consolidated Balance Sheets
-------------------------------------------

(IN THOUSANDS)                             Dec. 31, 2006 Jan. 1, 2006
---------------------------------------------------------------------
Assets
  Current Assets:
    Cash and Cash Equivalents                   $13,638      $22,001
    Short-term Investments                       68,185       24,400
    Accounts Receivable, Net                     86,096       59,474
    Accounts Receivable from Joint Ventures       5,437        5,570
    Accounts Receivable, Other                    3,767        3,376
    Note Receivable                               2,100        2,100
    Inventories                                  70,242       43,502
    Deferred Income Taxes                        15,430       10,823
    Asbestos-related insurance receivables        4,244        7,023
    Other Current Assets                          3,415        2,761
                                           --------------------------
      Total Current Assets                      272,554      181,030
                                           --------------------------
  Note Receivable                                     -        2,100
  Property, Plant and Equipment, Net            141,728      131,616
  Investment in Unconsolidated Joint
   Ventures                                      26,629       20,260
   Deferred Income Taxes                          4,828            -
  Pension Asset                                     974        6,667
  Goodwill, Net                                  10,656       21,928
   Other Intangible Assets, Net                     454          764
   Asbestos-related insurance receivables        18,503       30,581
  Other Long-term Assets                          4,576        5,654
                                           --------------------------
      Total Assets                             $480,902     $400,600
                                           --------------------------
Liabilities and Shareholders' Equity
  Current Liabilities:
    Accounts Payable                            $25,715      $18,992
    Accrued Employee Benefits and
     Compensation                                27,322       13,916
    Accrued Income Taxes Payable                  9,970        7,209
    Asbestos-related insurance liabilities        4,244        7,023
    Other Current Liabilities                    14,892       10,226
                                           --------------------------
      Total Current Liabilities                  82,143       57,366
                                           --------------------------
  Deferred Income Taxes                               -        6,359
  Pension Liability                              11,698       16,973
  Retiree Health Care & Life Insurance
   Benefits                                      10,021        7,048
  Asbestos-related insurance liabilities         18,694       30,867
  Other Long-term Liabilities                     1,169        1,737
  Shareholders' Equity                          357,177      280,250
                                           --------------------------
      Total Liabilities and Shareholders'
       Equity                                  $480,902     $400,600
                                           --------------------------

    These statements are subject to year-end audit.


     CONTACT: Rogers Corporation
              Edward J. Joyce, 860-779-5705
              Manager of Investor and Public Relations
              FAX: 860-779-5509
              edward.joyce@rogerscorporation.com